UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K



                                 CURRENT REPORT




                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934




                          Date of Report: June 8, 2000
                        (Date of earliest event reported)



                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)




        PENNSYLVANIA                1-1401                     23-0970240
      (State or other                (SEC                    (IRS Employer
      jurisdiction of            file number)                Identification
       incorporation)                                            Number)




       230l Market Street, Philadelphia, Pennsylvania            19101
           (Address of principal executive offices)            (Zip Code)



               Registrant's telephone number, including area code:
                                 (215) 841-4000

Item 5.  Other Events

The matters discussed in this Report and information including expected revenues and earnings contributions of recent acquisitions are forward-looking statements. The Company's current expectations, anticipated plans and estimates set forth in these statements are dependent on numerous factors which may change, including market conditions, unforeseen regulatory changes, changes in the labor market and changes in the overall economy, any or all of which may affect revenues and margins. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report.

On June 8, 2000, the Company issued the following press release:


EXELON INFRASTRUCTURE SERVICES EXPANDS NATIONAL NETWORK WITH ACQUISITION OF FOUR CONTRACTING COMPANIES

Philadelphia, PA, June 8, 2000 - Exelon Infrastructure Services, Inc. (EIS) today announced the acquisition of four key additions to its network of infrastructure services companies.

The four companies are Dashiell Corporation and Dacon Corporation, of Deer Park, TX, and Lake Charles, LA; Michigan Trenching Service, Inc., of Ypsilanti, MI; and the VSI Group, Inc., of Columbia, MD.

The four companies, with combined 1999 revenues of $108 million, employ a total workforce of 1,300. They join EIS to create a combined company with over 6,500 employees and annualized revenues in excess of $700 million.

EIS said the combined purchase price for the four new companies was $95 million in cash and stock. The acquisitions are expected to be immediately accretive to earnings, and are expected to realize annualized revenues of $125 million for calendar year 2000.

The acquisitions demonstrate sustained progress toward the EIS goal of becoming the leading provider of distribution infrastructure services for electric, gas, telecommunications and cable utilities in the U.S., according to Greg Cucchi, EIS chief executive officer. Additional acquisitions are planned, he said.

EIS is an unregulated subsidiary of PECO Energy (NYSE: PE), one of the nation's largest electric and natural gas companies as well as a leading nuclear generator and bulk power marketer nationwide. PECO Energy, headquartered in Philadelphia, has 1.5 million customers, $13.1 billion in assets, $5.4 billion in annual revenues and 6,700 employees.

"In the rapidly deregulating energy and communications marketplace, utilities need major turnkey design, construction, and maintenance capabilities," Cucchi said. "We are meeting this demand through the acquisition and consolidation of high-quality contracting partners, and by offering, through them, the widest possible range of utility distribution network services nationwide."

David Turner, EIS executive vice president, said EIS' mission is to provide bundled services to multiple infrastructures within given geographic regions, creating significant competitive advantage through economies of scope and scale.

"We plan to leverage the key criteria of reputation, operating profitability, and entrepreneurial spirit within our partner firms, together with our own significant financial resources and management expertise," Turner said, "bringing increased levels of service, capability, and geographic reach to our current and future customers."

New Member Company Profiles
---------------------------

Dashiell Corporation and Dacon Corporation, based in Deer Park, TX, and Lake Charles, LA, combine to specialize in the design, construction, testing, and maintenance of high- and medium-voltage electrical facilities for customers in the Gulf Coast area and worldwide. The companies' primary focus is the turnkey design and installation of high-voltage substations and switchyards, with utility, industrial, petrochemical, and merchant power applications. It employs a joint workforce of more than 300.

Michigan Trenching Service, Inc., is an underground utility construction contractor servicing the Southeastern Michigan area since 1954, based in Ypsilanti, MI. The skills and commitment to quality of its 300 employees, combined with a fleet of over 500 pieces of modern construction equipment, has helped the company meet its customers' needs for gas distribution, main construction, on site plant construction, horizontal directional drilling, and turnkey engineering and CAD design services.

VSI Group, Inc., of Columbia, MD, is one of the largest metering and customer services firms in the world, servicing the utilities (electric, gas, and water), manufacturers of automated meter reading (AMR) and metering systems, system integrators and municipalities. It is a leader in providing turnkey outsourcing solutions that include the installation of AMR and meter systems, meter maintenance, meter turn on/turn off, call center and scheduling operations, meter retrofitting and testing, consulting and engineering support, meter reading, meter route optimizing and training. VSI Group has more than 700 employees at 12 locations.

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                PECO ENERGY COMPANY



                                                /S/ Jean H. Gibson
                                                -------------------------------
                                                Vice President & Controller
June 8, 2000